Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Merrimack Pharmaceuticals, Inc. on Form S-3 (No. 333-222093) and Form S-8 (Nos. 333-180996, 333-186370, 333-194313, 333-202346, 333-209745, 333-223577, 333-230084 and 333-237155) of our report dated March 10, 2021, with respect to our audits of the consolidated financial statements of Merrimack Pharmaceuticals, Inc. as of December 31, 2020 and 2019 and for the years ended, which report is included in this Annual Report on Form 10-K of Merrimack Pharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum llp

Boston, Massachusetts

March 10, 2021